Exhibit 99.1

Tucows Announces Director Nominations and Honors Departing Board Members

TORONTO, April 10, 2025 — Tucows Inc. (NASDAQ: TCX, TSX: TC) today announced the nomination of five new individuals for election to its Board of Directors’ slate at the company’s upcoming Annual Meeting of Shareholders, as outlined in the 2025 Proxy Statement filed today.

The newly-nominated directors—Dr. Sandra Matz, Laurenz Malte Nienaber, Allen Taylor, Jeffrey Tory, and Stephan Uhrenbacher—bring a breadth of experience across finance, technology, marketing, and entrepreneurship, and are eager to help guide Tucows through its next chapter of growth and innovation. They join the roster of returning director nominees: Marlene Carl; Lee Matheson; and Elliot Noss.

“We are excited to welcome these new members to the Board,” said Elliot Noss, President and CEO of Tucows. “Each brings unique expertise and a shared commitment to Tucows’ mission to build a better internet and stronger digital infrastructure for all. This refresh of our Board reflects the next stage in Tucows’ long-term growth plans. Several of our long-serving directors felt this was the right moment to pass the torch. This transition is a natural progression for our company.”

Dr. Sandra Matz is the David W. Zalaznick Associate Professor of Business at Columbia Business School and Director of the Center for Advanced Technology and Human Performance. A leading voice in data-driven behavioral science, Dr. Matz specializes in understanding how psychological traits influence consumer behavior and business outcomes.

Laurenz Malte Nienaber, Founder and Managing Director of LMN Capital GmbH, has deep experience in investment strategy, technology, and governance. Based in Munich, Mr. Nienaber brings analytical rigor and a hands-on approach to board leadership.

Allen Taylor, President of GTD Partners and former CFO of Trisura Group Ltd., brings a seasoned background in private equity operations, financial turnarounds, and strategic investments. His leadership across Brookfield Asset Management and advisory roles equips him with broad financial and operational insights.

Jeffrey Tory serves as Chair and Portfolio Manager at Pembroke Management Ltd., where he has spent nearly four decades investing in North American growth stocks. A CFA charterholder and adjunct professor at McGill University, Mr. Tory’s investment expertise and commitment to governance are well-aligned with Tucows’ long-term vision.

Stephan Uhrenbacher is a serial entrepreneur and investor with deep tech and sustainability credentials. As Founder of Density Ventures and Sustainable Aero Lab, he has been a driving force in mentoring breakthrough startups globally. Mr. Uhrenbacher also brings senior leadership experience from companies including Qype, 9flats.com, and DocMorris.

These nominations reflect Tucows’ commitment to refreshing its Board with diverse, global perspectives and deep domain expertise to support continued innovation across its businesses, including Ting Internet, Tucows Domains, and Wavelo.

As part of this transition, Tucows extends its heartfelt thanks to the following directors who are not standing for re-election: Robin Chase, Erez Gissin, Allen Karp, Jeffrey Schwartz, and Gigi Sohn. Each of these individuals have made profound contributions to Tucows’ leadership, culture, and growth. Their service, insight, and dedication have been instrumental in shaping the company Tucows is today.

“We are deeply grateful for the exceptional tenure and thoughtful leadership of our outgoing directors,” said Noss. “Their wisdom and guidance have left a lasting impact. They have contributed decades of service to Tucows and have left an indelible mark on the company and on me personally. I have greatly benefited from their counsel, and mentorship. We thank them for their many years of service.”

For more information, please refer to the full Proxy Statement filed with the SEC and available on the Tucows investor website.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Monica Webb

Vice President, Investor Relations

647.898.9924

mwebb@tucows.com